Exhibit 4.2

THIS WARRANT HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, OR ANY APPLICABLE STATE SECURITIES LAWS.  NO SALE OR DISPOSITION OF THIS WARRANT MAY BE EFFECTED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT RELATED THERETO OR AN OPINION OF COUNSEL FOR THE HOLDER, SATISFACTORY TO THE COMPANY, THAT SUCH REGISTRATION IS NOT REQUIRED UNDER THE ACT OR RECEIPT OF A NO-ACTION LETTER FROM THE SECURITIES AND EXCHANGE COMMISSION.

Warrant No. 1

Void after April 7, 2013

Date of Issuance:  April 7, 2003

Number of Warrant Shares:  8.938

TITAN MACHINERY INC.

COMMON STOCK PURCHASE WARRANT

THIS CERTIFIES THAT, for value received, including, without limitation, the sum of $37.50 as consideration paid for this Warrant, Cherry Tree Securities, LLC and its registered assigns (hereinafter called the “Holder”) is entitled to purchase from Titan Machinery Inc., a North Dakota corporation (the “Company”), at any time after the date hereof and ending at 5:00 p.m. Central Time on the Expiration Date (as defined in Section 2 below), the number of shares of the Company’s Common Stock(the “Warrant Shares”) equal to the Number of Warrant Shares (see above).  The exercise price per share of this warrant shall be the Warrant Exercise Price (see Section 1 below).  This Warrant may be exercised in whole or in part, at the option of the Holder and in accordance with the provisions of Sections 2 and 3 hereof.

1.             Defined Terms.  “Warrant Exercise Price” means $3.00 per share of Titan Machinery Inc. Common Stock.

2.             Termination.  This Warrant (and the right to purchase securities upon exercise hereof) shall terminate and expire to the extent not previously exercised at 5:00 p.m.  Central Time on April 7, 2013 (the “Expiration Date”).  If this Warrant has not been previously exercised in full prior thereto, the Company agrees to provide written notice to the Holder of the Expiration Date between 180 days and 30 days prior to the Expiration Date, provided, however, that if the Company shall fail to provide such written notice for any reason, such failure shall not extend the Expiration Date and the Company shall not be liable for any damages resulting any failure to give such notice.

3.             Exercise.

3.1           Exercise.  This Warrant shall initially be exercisable, at the Warrant Exercise Price, for that number of shares of Common Stock equal to the Number of Warrant Shares.  From and after the completion of the Next Financing, if requested by the Company, the Holder agrees to surrender this Warrant to the Company in exchange for the issuance of a new Warrant of like tenor for the fixed aggregate number of shares of Common Stock issuable on exercise of this Warrant at the fixed Warrant Exercise Price.

3.2           Manner of Exercise.  This Warrant may be exercised by the Holder, in whole or in part, by surrendering this Warrant, with the notice of exercise form attached hereto as Attachment A, duly executed by such Holder or by such Holder’s duly authorized attorney, at the principal office of the Company, or at such other office or agency as the Company may designate, accompanied by payment in full in the amount of the Warrant Exercise Price multiplied by the number of Warrant Shares purchased upon such exercise (the “Purchase Price”).  The Purchase Price may be paid by cash, check or wire transfer.

3.3           Effective Time of Exercise.  Each exercise of this Warrant shall be deemed to have been effected immediately prior to the close of business on the day on which this Warrant shall have been surrendered to the Company as provided in Section 3.2 above.  At such time, the person or persons in whose name or names any certificates for Warrant Shares shall be issuable upon such exercise shall be deemed to have become the holder or holders of record of the Warrant Shares represented by such certificates.

3.4           Net Issue Exercise.

a.             In lieu of exercising this Warrant in the manner provided above in Section 3.1, the Holder may elect to receive shares equal to the value of this Warrant (or the portion thereof being canceled) by surrender of this Warrant at the principal office of the Company together with notice of such election in which event the Company shall issue to such Holder a number of Warrant Shares computed using the following formula:

X =	Y (A - B)
A

Where:

X = the number of Warrant Shares to be issued to the Holder.

Y = the number of Warrant Shares purchasable under this Warrant or, if only a portion of the Warrant is being exercised, the portion of the Warrant being canceled (at the date of such calculation).

A = the fair market value of one Warrant Share (at the date of such calculation).

B = the Warrant Exercise Price (as adjusted to the date of such calculation).

b.             For purposes of this Section 3.4, the fair market value of one Warrant Share on the date of calculation shall mean with respect to each Warrant Share:

(i)            if the exercise is in connection with an initial public offering of the Company’s Common Stock, and if the Company’s registration statement relating to such public offering has been declared effective by the Securities and Exchange Commission, then the fair market value per share shall be the product of (x) the initial “Price to Public” specified in the final prospectus with respect to the offering and (y) the number of shares of Common Stock into which each Warrant Share is convertible at the date of calculation; or

(ii)           if Section 3.4b(i) above is not applicable, the fair market value of a Warrant Share shall be as determined in good faith by the Company’s Board of Directors, unless the Company is at such time subject to an acquisition, in which case the fair market value of a Warrant Share shall be deemed to be the value received by the holders of such stock pursuant to such acquisition.

3.5           Delivery to Holder.  As soon as practicable, but in no event greater than ten (10) days, after the exercise of this Warrant in whole or in part, the Company at its expense will cause to be issued in the name of; and delivered to, the Holder, or as such Holder (upon payment by such Holder of any applicable transfer taxes) may direct:

a.             a certificate or certificates for the number of Warrant Shares to which such Holder shall be entitled, and

b.             in case such exercise is in part only, a new warrant or warrants (dated the date hereof) of like tenor, calling in the aggregate on the face or faces thereof for the number of Warrant Shares equal (without giving effect to any adjustment therein) to the number of such shares called for on the face of this Warrant minus the number of such shares purchased by the Holder upon such exercise as provided above.

4.             Stock Fully Paid; Reservation of Warrant Shares.  All shares of stock which may be issued upon the exercise of the rights represented by this Warrant will, upon issuance, be fully paid and nonassessable, and free from all taxes, liens and charges with respect to the issue thereof During the period within which the rights represented by this Warrant may be exercised, the Company will at all times have authorized and reserved for the purpose of issue upon exercise of the purchase rights evidenced by this Warrant, a sufficient number of shares of its stock to provide for the exercise of the rights represented by this Warrant In the event that there is an insufficient number of Warrant Shares reserved for issuance pursuant to the exercise of this Warrant, the Company will take appropriate action to authorize an increase in the capital stock to allow for such issuance or similar issuance acceptable to the Holder.

5.             Adjust of Warrant Exercise and Number of Warrant Shares.  The number and kind of Warrant Shares purchasable upon the exercise of this Warrant and the Warrant Exercise Price shall be subject to equitable adjustment from time to time upon the occurrence of certain events, as follows:

5.1           Subdivision or Combination of Shares.  If the Company at any time subdivides or combines the shares of the class of stock of which the Warrant Shares are a part, whether by way of a stock split, stock dividend, recapitalization or the like, then the Warrant Exercise Price shall, in the case of a subdivision, be proportionately decreased, or, in the case of a combination, be proportionately increased.

5.2           Adjustment of Number of Warrant Shares.  Upon each adjustment in the Warrant Exercise Price, the number of Warrant Shares purchasable upon exercise of this Warrant shall, in the case of an increase in the Warrant Exercise Price, be proportionately decreased, or, in the case of a decrease in the Warrant Exercise Price, be proportionately increased, in either case to the nearest whole share.

5.3           Reclassification of Shares.  If the Company at any time shall, by reclassification, recapitalization, combination, exchange, subdivision or otherwise, change the class of stock of which the Warrant Shares are a part into the same or a different number of shares of any other class or classes, then this Warrant shall thereafter represent the right to acquire such number and kind of securities as would have been issuable as the result of such change with respect to the number of Warrant Shares that were purchasable under this Warrant immediately prior to such reclassification, recapitalization, combination, exchange, subdivision or other change.

5.4           Sale or Issuance Below Warrant Exercise Price.  If the Company shall at any time or from time to time prior to the Expiration Date issue or sell any of its Common Stock, options to acquire (or rights to acquire such options), or any other securities convertible into or exercisable for Common Stock for a consideration (including any amounts payable upon the exercise or conversion of any such securities exercisable for or convertible into Common Stock) per share of Common Stock less than the Warrant Exercise Price in effect immediately prior to the time of such issue or sale, the Warrant Exercise Price then in effect and then applicable for any subsequent period or periods shall be adjusted to a price determined by dividing (i) an amount equal to the sum of (x) the number of shares of Common Stock outstanding immediately prior to such issue or sale multiplied by the Warrant Exercise Price then in effect and (y) the consideration, if any, received by the Company upon such issue or sale (including any amounts payable upon the exercise or conversion of any such securities exercisable for or convertible into Common Stock), by (ii) the total number of shares of Common Stock outstanding immediately after such issue or sale.  For purposes of this Section 5.4, all shares of Common Stock issuable upon the exercise and/or conversion of all outstanding warrants (including this Warrant), options and convertible securities shall be deemed to be outstanding.  The foregoing notwithstanding, no adjustment shall be made pursuant to this Section 5.4, on account of a given sale to the extent that the Warrant Exercise Price is adjusted pursuant to any other Section of this Warrant.  If any options, rights or other securities taken into account in any adjustment of the Warrant Exercise Price subsequently expire without exercise, the Warrant Exercise Price shall be recomputed to eliminate the effect of such expired options, rights or other securities.  No adjustment shall be made hereunder upon the issuance or sale of any shares of Common Stock or preferred stock upon the exercise or conversion of any options, rights or other securities outstanding on the date hereof.

5.5           Notice of Adjustment.  Whenever any adjustment in the Warrant Exercise Price is made, the Company shall promptly prepare a notice of such adjustment in the Warrant Exercise Price setting forth the adjusted Warrant Exercise Price, the number of Warrant Shares issuable upon exercise of this Warrant and the date on which such adjustment becomes effective and shall provide such notice of such adjustment of the Warrant Exercise Price to the Holder at the address of such Holder as provided herein.

5.6           Notice of Certain Events.  The Company covenants and agrees to provide the Holder hereof with at least 20 days prior written notice of (a) the consummation of a consolidation or merger or a sale of all or substantially all of the Company’s assets or other transaction in which constitutes a Sale of the Company (as defined in the Loan Agreement), or (b) declare or pay any distribution upon the Company’s Common Stock (except for a distribution payable solely in shares of common stock).

6.             Fractional Warrant Shares.  No fractional Warrant Shares will be issued in connection with any exercise hereunder, but in lieu of such fractional shares the Company shall make a cash payment therefor upon the basis of the Warrant Exercise Price then in effect

7.             Compliance with Securities Act; Transfers.

7.1           Compliance with Securities Act.  The Investor and each subsequent permitted Investor, by acceptance thereof; agrees to comply in all respects with the provisions of this Section 7.1.  Prior to any proposed sale, assignment, transfer or pledge of any of the Company’s securities, unless there is in effect a registration statement under the Securities Act of 1933, as amended (the “Act”) covering the proposed transfer, the Investor and each subsequent permitted Investor shall give written notice to the Company of such Investor’s intention to effect such transfer, sale, assignment or pledge.  Each such notice shall describe the manner and circumstances of the proposed transfer, sale, assignment or pledge in sufficient detail, and shall be accompanied at such Investor’s expense by either (i) a written opinion of legal Counsel who shall, and whose legal opinion shall, be reasonably satisfactory to the Company, addressed to the Company, to the effect that the proposed transfer of the such securities may be effected without registration under the Act, or (ii) a “no action” letter from the Securities Exchange Commission (the “Commission”) to the effect that the transfer of such securities without registration will not result in a recommendation by the staff of the Commission that action be taken with respect thereto, or (iii) any other evidence reasonably satisfactory to counsel to the Company, whereupon the holder of such securities shall be entitled to transfer such securities in accordance with the terms of the notice delivered by the holder to the Company.  Each certificate evidencing the securities transferred as above provided shall bear, except if such transfer is made pursuant to Rule 144, the appropriate restrictive legend set forth in Section 7.2 below, except that such certificate shall not bear such restrictive legend in the opinion of counsel for such Investor and the Company, such legend is not required in order to establish compliance with any provision of the Act.

7.2           Legends.  Each certificate representing the securities shall be endorsed with the following legend (in addition to any legend required under applicable state securities laws):

“NEITHER THIS SECURITY NOR THE SHARES OF STOCK ISSUABLE UPON CONVERSION HEREOF HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 (AS AMENDED, THE “ACT”) OR UNDER THE SECURITIES LAWS OF ANY STATE.  NEITHER THIS SECURITY NOR THE SHARES OF STOCK ISSUED UPON

CONVERSION HEREOF MAY BE TRANSFERRED, SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF (A) AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT, (B) AN EXEMPTION OR QUALIFICATION UNDER APPLICABLE SECURITIES LAWS, OR (C) DELIVERY TO THE COMPANY OF AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED.  ANY ATTEMPT TO TRANSFER, SELL, PLEDGE OR HYPOTHECATE THIS SECURITY OR SUCH SHARES IN VIOLATION OF THESE RESTRICTIONS SHALL BE VOID.

The Company need not record a transfer of securities, unless the conditions specified in this Section 7 are satisfied.  The Company may also instruct its transfer agent not to record the transfer of any of the securities unless the conditions specified in this Section 7 are satisfied.

7.3           Warrant Register.  The Company will maintain a register containing the names and addresses of the Registered Holders of this Warrant Until any transfer of this Warrant is made in the warrant register, the Company may treat the Registered Holder of this Warrant as the absolute owner hereof for all purposes; provided, however, that if this Warrant is properly assigned in blank, the Company may (but shall not be required to) treat the bearer hereof as the absolute owner hereof for all purposes, notwithstanding any notice to the contrary.  Any Registered Holder may change such Registered Holder’s address as shown on the warrant register by written notice to the Company requesting such change.

8.             Rights of Stockholders.  No Holder of this Warrant shall be entitled to vote or receive dividends or be deemed the holder of stock or any other securities of the Company which may at any time be issuable on the exercise hereof for any purpose, nor shall anything contained herein be construed to confer upon the Holder of this Warrant, as such, any of the rights of a stockholder of the Company or any right to vote for the election of directors or upon any matter submitted to stockholders at any meeting thereof, or to give or withhold consent to any corporate action (whether upon any recapitalization, issuance of stock, reclassification of stock, change of par value or change of stock to no par value, consolidation, merger, conveyance, or otherwise) or to receive notice of meetings, or to receive dividends or subscription rights or otherwise until this Warrant has been exercised and the Warrant Shares shall have become deliverable, as provided herein.

9.             Representations and Warranties of the Holder.  By accepting the Warrants, the Holder represents and warrants as follows:

a.             The Holder is acquiring the Warrants and the Warrant Shares for its own account for investment purposes only and not with a view to, or for the resale in connection with, any “distribution” thereof for purposes of the 1933 Act;

b.             The Holder understands that the Warrants and the Warrant Shares have not been registered under the 1933 Act in reliance upon a specific exemption therefor, which exemption depends upon, among other things, the bona fide nature of the Holder’s investment intent as expressed herein;

c.             The Holder is aware of the provisions of Rule 144, promulgated under the 1933 Act, which, in substance, permit limited public resale of “restricted securities” acquired, directly or indirectly, from the issuer thereof (or from an affiliate of such issuer), in a non-public offering subject to the satisfaction of certain conditions; and

d.             The Holder represents that it is an “accredited investor” as that term is defined in Rule 501 of Regulation D under the 1933 Act or any successor regulation thereunder.

10.           Notice.  Except as otherwise specified herein to the contrary, all notices, requests, demands and other communications required or desired to be given hereunder shall only be effective if given in writing by certified or registered U.S.  mail with return receipt requested and postage prepaid; by private overnight delivery service (e.g., Federal Express); by facsimile transmission (if no original documents or instruments must accompany the notice); or by personal delivery.  Any such notice shall be deemed to have been given (a) five Business Days following the marling thereof, if mailed by certified or registered U.S.  mail as specified above; (b) on the Business Day immediately following deposit with a private overnight delivery service if sent by said service; (c) upon receipt of confirmation of transmission if sent by facsimile transmission; or (d) upon personal delivery of the notice.  All such notices shall be sent to the following addresses (or to such other address or addresses as a party may have advised the other in the manner provided in this Section 10):

If to the Company:	Titan Machinery Inc.
3401 32nd Avenue S
Fargo, ND 58103
Attn: Chief Executive Officer
701-235-3171

If to the Holder, to the address furnished in writing by the Holder to the Company.

Notwithstanding the time of effectiveness of notices set forth in this Section, Notice of Exercise shall not be deemed effectively given until it has been duly completed and submitted to the Company together with the original Warrant to be exercised and payment of the Purchase Price in a manner set forth in this Warrant.

11.           Governing Law.  This Warrant and all rights and obligations hereunder shall be deemed to be made under and governed by the laws of the State of Minnesota without giving effect to its conflicts of laws provisions.

12.           Successors and Assigns.  This Warrant shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

13.           Headings.  The headings of various sections of this Warrant have been inserted for reference only and shall not affect the meaning or construction of any of the provisions hereof.

14.           Severability.  If any provision of this Warrant is held to be unenforceable under applicable law, such provision shall be excluded from this Warrant, and the balance hereof shall be interpreted as if such provision were so excluded.

15.           Modification and Waiver.  This Warrant and any provision hereof may be amended, waived, discharged or terminated only by an instrument in writing signed by the Company and the Holder or in the manner set forth in the Loan Agreement.

16.           Attorney’s Fees.  If any action at law or in equity (including arbitration) is necessary to enforce or interpret the terms of this Warrant, the prevailing party shall be entitled to reasonable attorney’s fees, costs and necessary disbursements in addition to any other relief to which such party may be entitled.

IN WITNESS WHEREOF, the Company has caused this Warrant to be duly executed, manually or by facsimile, by one of its officers thereunto duly authorized.

TITAN MACHINERY INC.

By:	/s/ David J. Meyer
Its:	CEO